SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 22, 2006 (November 20, 2006)

ATLANTIC AMERICAN CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	0-3722 (Commission File Number)	58-1027114 (I.R.S. Employer Identification No.)

4370 Peachtree Rd., N.E. Atlanta, Georgia (Address of Principal Executive Offices)		30319 (Zip Code)

Registrant's Telephone Number, Including Area Code: (404) 266-5500

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of listing

On November 20, 2006, Atlantic American Corporation (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, Inc. (“Nasdaq”) confirming that the Company is in compliance with applicable Nasdaq Marketplace Rules. Previously, members of the staff of Nasdaq had verbally raised a concern regarding certain terms of the Company’s previously announced private placement of its Series D preferred stock.

The terms of the Series D preferred stock, which were issued to an affiliate of the Company’s Chairman of the Board and majority shareholder, provide that, in certain circumstances, such shares may be convertible into an aggregate of approximately 1,754,000 shares of the Company’s common stock, at an initial conversion price of $3.99 per share, subject to certain adjustments. The Series D preferred stock is not currently convertible, and the initial conversion price is in excess of the current trading price of the common stock. In discussions with the staff at Nasdaq, the staff indicated that it was their belief that, because the terms of the Series D preferred stock provided for certain anti-dilution adjustments to the conversion price that, in certain circumstances, could result in the conversion price being adjusted to an amount that is less than the fair market value of the common stock at the time the shares of Series D preferred stock were issued, the Company would not comply with the shareholder approval requirements set forth in Nasdaq’s Marketplace Rules 4350(i)(1)(A) and 4350(i)(D). Subsequently, the Company and the investor holding the shares of Series D preferred stock agreed that in no event will the conversion price for the Series D preferred stock be adjusted to an amount that is less than $2.59 per share (the closing bid price of the common stock on the trading day preceding the issuance of the Series D preferred stock), unless the Company has obtained the prior approval of the common shareholders.

Consequently, in its November 20, 2006 letter to the Company, Nasdaq stated that the Company is in compliance with the applicable Marketplace Rules and that the matter is closed.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC AMERICAN CORPORATION

By: /s/ John G. Sample, Jr.
John G. Sample, Jr. Senior Vice President and Chief Financial Officer

                          Date:    November 22, 2006